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Exhibit 10.12

PRELIMINARY COMMERCIAL LEASE CONTRACT

        Galliate Lombardo, 4/3/2003

        1st      Stefano Giudici, born in Varese (VA) on 9/4/1967, tax code GDC SFN 67P04 L682K, Sandro Giudici, born in Varese (VA) on 7/11/1978, tax code GDC SDR 78L11 L682E, both residents of Galliate Lombardo, at Via Sciresè No. 2, hereinafter called "the lessor," undertake through this private instrument agree to grant a lease to the firm Spy Optic Srl, herein represented by Barry Buchholtz in his capacity as legal representative holding the required powers of attorney to undertake the present act, with domicile in Jerago con Orago (VA), Via Varese No. 17, tax code, V.A.T. registration and company registration number 0267030 012 4, hereinafter called "the lessee," which undertakes to accept and to lease the property unit under construction with an attached appurtenance area located in the tax-paying commune of Galliate Lombardo (VA), in Via Belvedere no number, comprised of premises on the ground floor and on the first floor; identified in the cadastral role at Folio 5, Record 1553 sub 1 and the cadastral inspection of 3/20/2003, and the diagram attached hereto under the letter "A" and evidenced in red, which form an integral and material part hereof.

        2nd      The lease has a duration of SIX years from 10/3/2003 to 10/2/2009.

        3rd      The annual rent agreed by the parties, and accepted by the lessee, is established at €43,072.50 (forty-three thousand seventy-two and 50/100) to be paid in legal currency at the domicile of the lessor or in such other place as it shall indicate, in four quarterly installments of €10,768.12 paid in advance, coming due respectively on 10/3, 1/3, 4/3, and 7/3 of each year, as well as the expenses and fees for accessory services to be paid as per the rent in equal installments in advance. The advance installments of accessory expenses shall be equal to the balance of the prior year and then corrected in terms of cost, except in case of adjustment to the balance.

        4th      The contract shall be deemed tacitly renewed for a six-year period, and so on successively, provided that one of the parties does not notify through a certified letter sent at least 12 months in advance of the expiration of the lease, with the lessee having a right to terminate, if notified within the terms and in the manners stipulated in Art. 27 of Law No. 392 of 07/27/1978.

        5th      The rent shall be corrected each year in an amount equal to the changes in the ISTAT index of consumer prices for working families and office workers occurring with respect to the month prior to the starting date of the present contract. Corrections shall occur automatically without a need for the lessor to request them, it being agreed that payment of the rent and issuance of the respective receipt shall be deemed whenever performed and accepted, reserving the right of adjustment as a result of the corrections themselves.

        6th      The lease is solely for the purposes of offices, shops, and in part for wholesale commercial use by [handwritten] OCCHIALIDA SOLE; the lessee is prohibited from changing such use, from subleasing or assigning the premises in whole or in part, even gratuitously, without written permission from the lessor. Any silence or acquiescence on the part of the lessor to a change in agreed use, assignment or sublease, which may eventually occur, shall have the nature of mere forbearance deprived of any effect for the lessee.

        7th      The lessee states that the property covered by the present agreement shall be used only for the performance of activities which do not involve direct contact with the user and consumer public; the statement herein made includes the entire content and effects of Arts. 34 and 35 of Law No. 392 of 7/27/78.

        8th      Nonpayment or late payment, in whole or in part, of the rent or the amounts for accessory charges and services, may occasion the termination ipso jure of the contract by act and culpability of the lessee and the consequent indemnification of damages, in addition to the payment of that owed, pursuant to Art. 1456 C.C., without need of notification or a special act of default, if it pleases the lessor. In any case, once the agreed due dates lapse, the lessee shall owe arrears interest equal to the legal interest rate plus three points.

        9th      Payment of the rent and the amounts for accessory charges and services may not be suspended or delayed for any reason by the lessee, wherefore the essentialness of the aforementioned payment terms pursuant to Art. 1457 C.C., is agreed. Any individual right shall be enforced in separate action. Proof of payment may not be given except by presentation of the receipt issued by the lessor.

        10th    The lessee states that it has visited the premises covered by the present contract and found them, as they actually are, in a good state of upkeep and maintenance pursuant to Art. 1575 C.C., as well as all equipment, and it takes them over for all effects by taking possession of the keys.

        11th    The lessee undertakes not to make any change, improvement, or transformation to the premises, as well as all equipment, which do not at all times allow for restoration of the premises to the current state, without prior written consent from the lessor. Noncompliance with the present agreement will lead, ipso jure, to the termination of the contract to the detriment and at the expense of the lessee, pursuant to Art. 1456 C.C. In any case, improvements and additions made by the lessee, and in general the fixed assets and fixtures, shall inure to the lessor at the end of the lease, without any compensation even if authorized. However, in all cases the right of the lessor to seek restoration and return at the expense of the lessee remains.

        12th    All ordinary maintenance repairs in the premises, on fixed assets and fixtures, shutters and equipment shall be borne by the lessor, regardless of whether they are used exclusively by it or in common with other users. For heating and hot water equipment, it undertakes to perform maintenance at the times indicated by law. Telephone, electricity, gas, and water hookups are the responsibility of the lessee.

        The lessor has the right to act on behalf of the lessee and, in this case, the respective cost shall be reimbursed to it within thirty days from the performance of the work.

        Furthermore, the lessee undertakes at its own expense to perform any work inherent to the performance of its own operations and bring equipment up to code.

        13th    The replacement of glass and windows, for any reason, including accidents or by third parties, broken or damaged, shall be borne by the lessee.

        14th    The lessee undertakes to pay the lessor the amount of €10,768.12 (ten thousand six hundred euros and 12/100), as a security deposit. The aforementioned amount, which accrues interest, shall be paid on the date the final agreement is made, to the savings account in the Bank registered either in the name of the lessor or the lessee. The deposit may not ever be used for rental payments and it will be returned 20 days after performance of all obligations derived from the closing of the contract and the regular return of the leased objects and after any adjustments for electricity, water, gas and similar services.

        15th    The lessor may at any time make repairs, improvements, or perform any other work at its sole discretion, even if not urgent, without making any payment to the lessee even if it, by effect thereof, suffers an inconvenience for another twenty days, expressly waiving the provisions of Arts. 1582, 1583, and 1584 C.C. In any case the lessee may not challenge or seek any compensation or rent reduction, not even as indemnification for damages or expense reimbursements. Furthermore, the lessor undertakes to perform the respective services, install elevator equipment, and complete work on the walls within six months from the date of the present contract.

        16th    For all effects, especially those of Art. 2051 C.C., the lessee is the custodian of the leased object and it expressly holds the lessor harmless from any liability for such direct or indirect damages as may be caused to it for any reason, by any act or omission, whether its own or by third parties, from fire, bad weather, moisture, floods, or potable water or sewer leaks, from interruption of services for breakdowns or any other case, scarcity or lack of potable water, gas, electricity, theft or burglary. The lessee is obligated to take out an insurance policy with a top-tier company, whose beneficiary is the lessor, for coverage of rental risks, fire and civil liability on the premises subject to the present contract in the amount of €702,380.00. Failure to comply with the present precept shall cause ipso jure the immediate termination of the contract by deed and culpability attributable to the lessee, without prejudice to the lessor's ability to request indemnification of damages.

        17th    If the lessor performs improvements and/or special maintenance work on the leased property unit and/or the commune-use premises, equipment and/or services, the annual rent payment shall be supplemented, from the date the work is performed, by an amount equal to the legal interest rate plus three points, on the capital used in the work performed.

        18th    If the unfitness for use or unsuitability of all or part of the leased premises is declared, for the consequent termination of the contract, the lessor shall only return the part of the prepaid rent proportional to that not enjoyed, excluding any other compensation or grounds for damages, even in the case of the second paragraph of Art. 1578 C.C.

        19th    The lessee holds the lessor harmless for any guaranties and liabilities for any defects or deficiencies in the maintenance of the leased object, expressly waiving the provisions of Arts. 1578 and 1581 C.C.

        20th    For all the effects of the present contract, including notification of execution, the lessee selects as a domicile that of the leased premises, even if it is hereafter not held by it.

        21st    Without prejudice to current rules, the expenses of the present contract, its extensions and renewals, including related taxes, stamp taxes and recordation expenses, as well as collections and releases, shall be born 50% each by the lessee and the lessor.

        22nd    The lessee undertakes to allow those who would seek to rent or acquire the premises to visit it, on all non-holidays from 2:00 p.m. to 4:00 p.m., starting from the date of regular notice of termination or when notification of the lessor's wish to sell is made, [under] penalty of termination of the contract and indemnification of damages if the visit is prevented, without prejudice to the right of the lessor, or whoever represents it, to visit it at any time for the purpose of proving the method of use and the state of upkeep.

        23rd    In case of delay in the return of the property upon expiration of the lease or termination thereof, the lessee shall owe, beyond indemnification for occupation equivalent to the current rent plus the fees for accessory expenses, a penalty equal to fifty percent of that indemnification, without prejudice to indemnification of greater damages and current governing rules.

        24th    The lessee authorizes the lessor to report its personal data to third parties with respect to the performance related to the lease relationship (Law No. 675 of 12/31/1996).

        25th    The lessor does not grant the right of preference to the lessee in case of sale of the lease property, to be exercised pursuant to Articles 38 and 39 of Law No. 392 of 07/27/78.

        26th    No action may be instituted by the lessee if it is in default; such clause is held by the parties to be an essential condition for agreeing to the present contract.

        27th    Any modification or addition to the present contract may take place and be proved only through a written document.

        28th    For matters not expressly agreed herein, and without prejudice to provisions of the law that cannot be waived, only the respective provisions of the Civil Code apply.

        29th    Should any objection that may arise during the execution of the present contract and in the final lease contract, the competent venue shall be that of the lessor's domicile, which is selected for all effects in Varese.

        The present document, comprised of four typewritten pages, was read, approved and signed by the parties today.

        LESSOR Giudici Sandro    Giudici Stefano

        LESSEE Barry Buchholtz

        PURSUANT TO ARTS. 1341 AND 1342, 2ND PARAGRAPH C.C., THE PARTIES EXPRESSLY AND SPECIFICALLY APPROVE THE AGREEMENTS CITED IN POINTS 5, 6, 7, 8, 9, 11, 12, 14, 15, 16, 17, 18, 19, 20, 22, 23, 25, 26 AND 29.

        LESSOR Giudici Sandro    Giudici Stefano

        LESSEE Barry Buchholtz

Date: 03/20/2003 — Time: 4:24:36 PM	Property Inspection	Inspection No.: 137423 Page: 1 End
Status of Computerized Documents as of 03/20/2003
Request Data	Commune of GALLIATE LOMBARDO (Code: D871) (Province of VARESE) Page: 5 Record: 1553
Manufacturer's Registry	Data on selected property

[handwritten] ATTACHMENT "A"

PROPERTY UNIT

IDENTIFICATION DATA				CLASSIFICATION DATE			DATA DERIVED FROM
No.	Page	Record	Sub.	Census Zone	Micro Zone	Category	Class	Soundness	Property Surface	Income
1	5	1553	1			under construction				ESTABLISHMENT No. 3870. 1/2002 of 10/09/2002 in documents of 10/09/2002 (Protocol No. 301244) ESTABLISHMENT
Address			VIA BELVEDERE floor: G-1

REGISTERED PARTIES

No.	REGISTRATION DATA	TAX CODE	REAL RIGHTS AND OBLIGATIONS
1	SANDRO GIUDICI, born in VARESE on 07/11/1978	GDCSDR78L11L682E	50/100 property personal property
2	STEFANO GIUDICI, born in VARESE on 09/04/1967	GDCSFN67P04L682K	50/100 property personal property
DATA DERIVED FROM		ESTABLISHMENT No. 3870. 1/2002 of 10/09/2002 in documents of 10/09/2002 (Protocol No. 301244) ESTABLISHMENT
Valid for the Purposes of Payment No. 17	Request No. 28724	Amount of Payment: Euros 1.29

[signatures]

[handwritten] Attachment "A"

Prepared by: Angeretti, Francesco Recorded in Roll: Surveys Prov. Varese No. 1350	Provincial Office of Varese
Commune of Galliate Lombardo Section: Folio: 5 Record: 1553	Protocol No. of Map Type No. 262521 of 09/05/2002
Graphical view of subordinates	Scale 1:500

[GRAPHIC]

[handwritten] GROUND FLOOR

[handwritten] Attachment "A"

Prepared by: Angeretti, Francesco Recorded in Roll: Surveys Prov. Varese No. 1350	Provincial Office of Varese
Commune of Galliate Lombardo Section: Folio: 5 Record: 1553	Protocol No. of Map Type No. 262521 of 09/05/2002
Graphical view of subordinates	Scale 1:500

[GRAPHIC]

[handwritten] FIRST FLOOR

Law 392/1978

Chapter II—Leasing of Urban Real Estate
for Uses Other than Habitation

        Art. 27. (Duration of the lease.) The duration of leases and subleases on urban real estate may not be less than six years if the property is used for any activity indicated below: 1) industrial, commercial, and artisanal; 2) of tourism interests, including those cited in Article 2 of Law No. 326 of March 12, 1968 (2/e). The provisions of the preceding paragraph are also applicable to contracts related to properties suitable for the regular professional practice of any self-employment work. The duration of the lease may not be less than nine years if the property, even furnished, is used for the hotel business. If a lesser duration or no duration is agreed, the lease shall be deemed agreed for the duration respectively stipulated in the preceding paragraphs. The lease contract may be drawn up for a shorter period if the activity performed or to be performed on the property is, by its nature, temporary. If the lease is seasonal in nature, the lessor is obligated to lease the property for the same season in the next year, to the same lessee who has made a request by certified letter prior to the expiration of the contract. The lessor's obligation has a maximum duration of six consecutive years and nine in the case of hotel use. The parties are free to agree contractually that the lessee may terminate the contract [underlined by hand] at any time providing notice thereof to the lessor, through certified letter, at least six months prior to the day on which the termination should take effect. Notwithstanding the contractual provisions, the lessee, in the presence of serious reasons, may terminate the contract at any time with advance notification of at least six months to be made by means of a certified letter.

        Art. 34. (Indemnification for loss of business.) In case of cessation of the lease relationship related to the properties cited in Article 27, which is not due to termination for default or cancellation or termination by the lessee or one of the procedures stipulated in Royal Decree No. 267 of March 16, 1942, the lessee has a right, for the activities cited in numbers 1) and 2) of Article 27, to indemnification equal to 18 monthly payments of the last rent paid; for hotel use, the indemnification is equal to 21 months. The lessee has a right to a further indemnification equal to the amount which is respectively stipulated above if the property is used, by anyone, for the performance of the same activity or activities included in the same commercial schedules that are related to that one already being performed by the outgoing lessee and if the new term is commenced within one year from the cessation of the preceding one. The implementation of the step to release the property is conditioned upon the occurrence of payment of the indemnification cited in the preceding paragraph. The indemnification in the second paragraph must be paid at the start of the new term. In the action related to the remuneration and the determination of the indemnification for loss of business, the parties have the burden of specifically quantifying the size of the amount claimed or offered and the payment of the amount indicated by the lessee or, in the absence thereof, offered by the lessor or such as results from the decision of first instance, agreeing, except in case of an adjustment pursuant to the results of the action, to the performance of the measures to release the property.

        Art. 35. (Limits.) The provisions cited in the preceding article are not applicable in case of cessation of lease relationships related to properties used for the performance of activities that do not involve direct contact with the user and consumer public, as well as those used to perform professional activities, activities of a temporary nature, and complementary properties or those inside rail stations, ports, airports, roadside or highway service areas, hotels and tourism resorts.

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  Exhibit 10.12
PRELIMINARY COMMERCIAL LEASE CONTRACT